THIRD QUARTER 2005 EARNINGS CONFERENCE CALL

Good morning ladies and gentlemen and thank you for participating in our 3rd quarter earnings call this morning.

With me on the call is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Gelston, Director of Investor Relations and Corporate Communications; and also available to answer your questions are members of our management team consisting of Chris Ragot for Roadbuilding and Utilities; Bob Wilkerson for Aerial Work Platforms; Rick Nichols for Materials Processing & Mining; Colin Robertson for our Terex Construction product line.

As has been our tradition, I will make some initial overview comments, then Phil will follow up and give you a specific summary of financial performance, then I will return and provide some comments on individual sector performances. We will then open it up to your questions. I'd like to ask you to limit your questions to one and then a follow-up in an effort to give everyone a chance. We will try to limit this call to an hour or less if possible.

A replay is available shortly after the conclusion of the call and can be accessed until Friday, November 4, 2005 at 5:00 p.m., Eastern Time. To access the replay, please call (800) 642-1687 for domestic access or (706) 645-9291 for international and the conference id is #1733253.

We are pleased with Terex's third quarter performance overall. There are a number of positive areas to highlight and as always a number of opportunities to focus on for improvement. Nevertheless we are making progress on our journey to build Terex into a premier player in the Construction and Mining equipment business. Our mission remains the same - to earn our customers business by offering them a more compelling economic proposition than our competitors and our vision is to be the most profitable company in our industry as measured by ROIC, the most customer responsive as measured by research, and the best place to work for our employees as measured by employee surveys which we are beginning right now. These remain aspirational goals but we are making perspirational progress with diligent efforts on our Terex Business System implementation that we talked about in the past.

In 2004, we began the Terex Improvement Process. Without recounting the thrusts of these initiatives in detail we did set some stretch financial targets for industry leading growth--Six in '06 excluding acquisitions, a 10% operating margin and a 20% ROIC target. The third quarter of 2005 is important because as measured by time we are about half way there and as I reflect on this point in time, despite numerous obstacles and some end-markets which are stronger than expected, we remain generally on track, if not ahead, to achieve our goals.

It is now clear to me, and I think our employee base, that we will exceed $6 billion of revenue, not in 2006 but in 2005. The markets are better than we expected and our franchises have held their own.

Our pre-tax margin in our 3rd quarter was 6.9%, a solid margin for a typically weaker summer shut down quarter. This is encouraging as our year-to-date number is 6.8% and a little behind the path I would have expected to get to the 10% run rate exiting 2006. This is not an easy target to achieve as a number of cross currents are at work to slow us down. This remains a key target however. I would prefer to think that it is a question of when and not if. We are facing supply imbalances and also given the positive volume, some ramp up productivity issues as well.

We are on a path to achieve or exceed our full year target of 20% ROIC as measured by pre-tax operating earnings divided by average net debt and book equity. This we feel is industry leading and looking forward to 2006, we are building plans to make a meaningful improvement yet again in this area.

The Tatra, ATC JV and to a degree the Roadbuilding business in Oklahoma City have been a drag on our performance. I will discuss this in some detail following Phil's detailed commentary.

A final overview comment--we remain at the very early stages of a pretty massive integration initiative for Terex. We are using the Terex Business System as a methodology but the foundations are being strengthened and built. We have successfully implemented a sophisticated Human Resource Planning process. Having the correct people talent is fundamental to integration. Next, we are doing comprehensive executive leadership roadshows on business practices following a substantial amount of work on the restatement process and intercompany initiatives. We will have personally spent a day with the top 350 managers across 10 different locations to personalize the Terex integration and common programs that need to be understood and followed by our management team. We are emphasizing transparency and Terex First thinking. Our decentralized management history is giving way to a common Terex standard and a set of processes. I think our team is up for this journey as the benefits are wide ranging.

As part of this we are announcing today the promotion of Colin Robertson as Executive VP Operations headquartered here in the Westport office effective January 1, 2006. Colin will lead many operational initiatives ranging from manufacturing to supply chain. There is no better person within Terex that understands both our history, facilities, and opportunities. I congratulate Colin.

Now let me turn it over to Phil who will cover the quarter in some depth.

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today's call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

For the third quarter, we reported net income of $54.4 million or $1.06 per share compared to net income of $46.0 million, or $.89 per share in the third quarter of 2004. Excluding the impact of special items, net income for the third quarter of 2005 was $56.1 million, or $1.10 per share on sales of $1,528 million, compared to $47.8 million, or $0.93 per share on sales of $1,252 million in 2004. The estimated tax rate for the current quarter is 34.8% compared to 6.9% in the comparable 2004 period. Utilizing the 2005 rate for the 2004 period, would indicate a 69% improvement in earnings per share excluding special items. The 2004 rate was lower due to discrete items, mainly to the favorable resolution of a jurisdictional audit, the release of valuation allowances in certain businesses as their profitability indicated that the deferred tax assets would more likely than not be realized, and the impact of a full valuation allowance on the U.S. deferred tax assets not being released until the fourth quarter of 2004.

Net sales for the third quarter of 2005 increased 22% over 2004 due to improving market conditions in most of our business segments. Foreign exchange impact on revenue was insignificant, while the acquisition of Reedrill at the end of 2004 added roughly 2% to our revenue.

Gross profit excluding special items increased to $244 million for the third quarter of 2005 from $187 million for the third quarter of 2004 reflecting the impact of increased volume and pricing actions, somewhat dampened by the impact of material cost increases. Gross margin increased from 14.9% to 16.0% reflecting these impacts over the prior year. This represents an incremental gross margin improvement of roughly 21% on the volume change.

SG& A expenses excluding special items increased to $138.5 million from $114.0 million for the third quarter of 2004. The increase is split between sales costs, which are a function of the volume increase, and administrative costs, which have increased in support of the Terex Business System efforts, as well as external professional fees, and human capital investments. Overall this achieves a level of 9.1% of sales, the same percentage as the comparable 2004 period.

Third quarter income from operations, a pre-tax measure, excluding special items, increased by 45% to $105.9 million from $72.9 million in the comparable period for 2004. Operating margin increased to 6.9% from 5.8% in 2004. This represents an incremental operating margin improvement of roughly 12% on the volume change.

Our net debt increased in the quarter by $30 million to $763 million, and decreased for the nine months to date by $17 million. Given the continued strong demand working capital has increased on a dollar basis. We ended the third quarter with working capital as a percentage of third quarter annualized sales of 21% which is similar to the third quarter of 2004. We are still targeting to end 2005 close to the 18% level.

Cash flow from operations for the year is expected to be in the $200 to 250 million range for the year, but will be impacted by variability in working capital due to the continuation of robust market demand. We will continue to position our balance sheet to retire high cost debt (10 3/8% Notes) that is callable in April 2006.

I commented earlier on the third quarter tax rate of 34.8%. We expect the full year effective tax rate to be slightly below 35% consistent with our prior guidance, where we indicated that our rate would move closer to statutory rates, excluding the impact of discrete items.

Our weighted average interest rate on total debt was 7.8% for the third quarter up from 7.2% for the comparable 2004 period.

Ron back to you---

Thanks Phil. I'd like to cover a few initiatives and general business summary by segment:

First Construction. Revenue was generally strong at $481.2 million, up 15% compared with the prior year. On a year- to-date revenue was up 21%. Operating profit for the quarter was $ 26.6 million or up 28% versus last year. Year-to-date operating profit was up 34% compared with 2004. The business was strong across virtually all the product groups with the possible exception of the North American Compact business where we have de-emphasized this business for the time being due to the strong Euro and Pound, making the right business decision to sell these products in more of their home currencies. As you know we manufacture these products in Europe, both the UK and the continent. The articulated truck business continues to be strong as well, and since most of the competition is European based the issue has been less pronounced on shipments to the U.S.

Within Construction, progress has been made on pricing as we more than offset material increases, but we were still not able to overcome currency generally. There is a building process taking place within this segment and we have made initial steps to merge marketing organizations in both France and Spain between our compact and heavy product lines. Ultimately, we believe we can secure better distribution by doing this.

On the product and operations side, we are testing a new crawler excavator in Europe that we think will be ready in the year 2006. This will be a significant product addition done internally via the Terex Atlas team in Germany. Each of our business groups are focused internally on product upgrades and reliability improvements.

We started a process of supplier open houses across the construction business in Europe demonstrating to the supply base the massive opportunity they have to do more business with us. This should lead to consolidations and technology sharing. It is also pulling together Terex as Crane team members and other members of the Terex organization are working together to share materials, to share suppliers with the construction team also. This is a start to a multi year initiative.

Terex Cranes had a positive quarter despite the typical European drag due to summer shut downs. Revenue was $289.7million, up 8% versus last year in the quarter. On a year to date basis we had revenue of $930.7 million or up 23% versus the prior 9 month period. Operating profit was $12.6 million or up 59% versus the prior year. We have seen a strong tower crane business, a solid all terrain product line and an improving North American business with current issues more about production and supply than order levels. As you can see the backlog is solid here at $385 million or up 58% versus last year at this time. Our issues are getting the orders out the door.

The Waverly group in North America faces the largest supply chain and material availability issues within the group. We have added to the leadership team here in a meaningful way hiring a new General Manager for both North American operations. That is, the old American Crane operation as well as Waverly. Doug Freisen comes to the Company most recently from JCB where he built the U.S. factory but prior experience included key operational responsibilities with Toyota and General Motors. Doug is a lean trained executive who in a short time has attracted a new materials leadership team and improved factory management in particular at Waverly. We look forward to his impact on the North American business. At Demag, we have a lot of work to do on supply where the majority of our suppliers remain from higher cost markets, in Germany in particular. We are engaging a supply leadership consultant to help us re-work our supply base here. We have also built a solid Terex Business Systems team that is just starting to make a difference with lean initiatives at the Demag facility.

Overall the Crane business is at the beginning of a solid multi-year recovery. Our biggest challenge is to meet the rising demand, raise prices and deepen the management talent to truly be able to offer customers a better value proposition.

The Aerial Work Platform business and related products had a truly outstanding quarter. Revenue was a record at $370.4 million or up 57% versus last year. Year to date revenue was $1,041.8 million or up 54% compared with last year. Operating profit was $49.8 million or nearly the full amount of the 2003 annual total in the quarter. Year to date operating profit was $126.3 million or up 48% versus prior year. As you may recall we added the telehandler business, the light construction business and Load King trailers to this business segment from other Terex operations.

We are struggling to keep pace with demand in this business and expect this issue to continue well into 2006 as the market is also expected to be strong. Genie has been and continues to be our laboratory for the Terex Business System and other process improvements that we are working on for the balance of Terex.

Materials Processing & Mining also had an excellent quarter. Revenue was $217.2 million for the quarter and $636.0 million for the 9 month period. Compared with last year revenue was up 35% in the quarter and 63% year to date. Some of that came as a result of the Reedrill acquisition as you may recall. Probably about 10 points of that year to date improvement came as a result of Reedrill. Importantly the margins have improved nicely in this business with the quarter margin at 8.8% and the year to date at 8.1%. Trends for these businesses we expect to be positive.

The most difficult sector we have is the Roadbuilding & Utilities and Other group which basically broke even at the operating profit line for the quarter, while holding on to some of the meaningful gains that were achieved in the first 6 months of the year. The basic problem here remains our Oklahoma City operations where we had a reduction in force in early October of about 70 people. We have not done well on asphalt plants and think this will continue as a challenging operation for us for some time. We have recently promoted Dale Jones to run this business and he has done an excellent job with the Advance Mixer product line since coming to the Company a little over a year ago. We also promoted George Ellis from our Southaven operations to run our Terex Utilities business. Some of you may have met George. He comes from Genie initially, GE prior and a number of other areas. He is a lean expert and we look forward to his leadership to help us combine our distribution elements in the Terex Utilities business with the manufacturing operations in Watertown. Also within this sector is the ATC joint venture which successfully completed the IMOD transaction. That's the Israeli Ministry of Defense transaction. This operation had a loss in the quarter. The financial results of the ATC joint venture have not met our expectations and the compatibility with our JV partner has not worked out. Accordingly, we are evaluating the viability of this venture and this operation may be discontinued in the near future. Lastly, Tatra had a difficult quarter as the military business with India has dried up due to currency and cost issues and we expect this business will be slow for the next several quarters. We are examining a few possibilities to implement improvements in the coming months. We will advise you as we finalize any material plans.

So in closing, we had a strong quarter but we have so much more work to do at Terex as a company. Our revenue is strong, the backlog is up 56%, margins are improving and the returns on capital are becoming respectable. As you know, we have taken up our full year outlook again from the $ 3.90 -$4.10 range of earning per share to $4.15 - $4.25 per share for the 2005 period. We have also now disclosed a lot of detail on the restatement process that I would encourage investors to read. A number of material weaknesses have been identified with plans to remediate and they are detailed as best we can in the Q&A section that you can access through the website. We obviously still have a lot of work to do to complete the work and respond to the SEC, which will take some time. Nevertheless, we continue to manage the Company for the future and to try and focus on operations and build the solid franchises we believe are possible. We are, after all a relatively young company. Many of you have heard me characterize Terex as an adolescent. We think we have got the capability to do good things. Talent development is a fundamentally important area of focus for us. So overall, we are pleased with the quarter. A lot more to do.